EXHIBIT 99.3

CAMDEN PROPERTY TRUST
FORM OF PROXY FOR SPECIAL MEETING
TO BE HELD ON

     This proxy is solicited on behalf of the Board of Trust Managers.

     The undersigned hereby appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust that the undersigned is entitled to vote at the Special Meeting to be held on                and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.

THE BOARD OF TRUST MANAGERS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

		FOR	AGAINST	ABSTAIN
1.	Approval of the issuance of Camden common shares pursuant to the Agreement and Plan of Merger, dated as of October 4, 2004, by and among Camden Property Trust, Camden Summit, Inc. (formerly known as Camden Sparks, Inc.) and Summit Properties Inc., as amended	☐	☐	☐

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposal 1.

PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date	Signature (Joint Owners)	Date